EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into this              day of May, 2002, and is effective as of the Effective Time (as defined in Section 4 hereof), by and between CytRx Corporation, a Delaware corporation (“Employer”) and Steven A. Kriegsman, an individual and resident of the State of California (“Employee”), and this Agreement hereby replaces and supersedes the Employment Agreement dated as of February 11, 2002 between Employer and Employee.

A.    In connection with that certain Agreement and Plan of Merger dated as of February 11, 2002, as amended by that certain First Amendment to Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) among Employer, Global Genomics Capital, Inc. (“GGC”) and GGC Merger Corporation, Employee has agreed to enter into this Agreement and serve as Chief Executive Officer of Employer in accordance with the terms hereof.

B.    Employer believes that Employee will be an integral part of its management and is and will become more knowledgeable of, and be responsible for developing, its business.

C.    Employee possesses extensive knowledge regarding Employer’s business, including confidential and proprietary information concerning marketing plans and strategy, business plans, projections, and the formulae and models pertaining thereto, customer needs and peculiarities, finances, operations, billing methods, customer lists and trade secrets (the “Trade Secrets”).

D.    Employer desires that, effective as of the Effective Time, Employee be employed as Chief Executive Officer of Employer.

NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.

1.    Employment.    Effective as of the Effective Time, Employer hereby hires Employee as Employer’s Chief Executive Officer, and Employee hereby accepts such employment and position with Employer, on the terms and conditions set forth herein. Employer understands that his duties as Chief Executive Officer may change from time to time over the Term hereof in the discretion of Employer’s Board of Directors.

2.    Duties.    Employee shall perform all duties assigned to him by the Employer’s Board of Directors in a professional business-like manner and to the best of his ability . Such duties include, without limitation, the overseeing and implementation of the business plan adopted by the Board of Directors (as may be revised from time to time by the Board of Directors). Employee will truthfully and accurately maintain all records, preserve all such records, and make such reports as Employer may require. Employee will fully and truthfully account for all money and property of Employer of which he may be given custody, and

Employee will pay over and deliver to Employer all such money and property as he may be directed.

3.    Time and Efforts.    Employee shall devote such time, efforts, attention, and energies to Employer’s Business as are reasonably necessary to implement the business plan and discharge his duties hereunder.

4.    Term.    Employee’s employment hereunder shall commence at the Effective Time and shall continue until the first anniversary thereof, unless sooner terminated in accordance with Section 6 (the “Initial Term”). Upon expiration of the Initial Term, Employee’s employment hereunder shall automatically renew for one additional one year period (the “Additional Term”), unless either Employee or Employer provides written notice to the other at least thirty (30) days prior to the expiration of the Initial Term that such party does not intend to renew this Agreement for the Additional Term. For purposes of this Agreement, (i) “Effective Time” shall have the meaning ascribed to such term in the Merger Agreement and (ii) “Term” shall mean the Initial Term, and if this Agreement is renewed for the Additional Term, the Additional Term.

5.    Compensation.    As the total consideration for Employee’s services rendered hereunder, Employer shall pay Employee the following compensation:

5.1.    Salary.    Employer shall pay Employee an annual salary of Two Hundred Forty Thousand Dollars ($240,000) per year (“Salary”), in equal installments, twice monthly, on those days when Employer normally pays its employees. If the Employee’s employment is renewed for the Additional Term, this Salary shall be reviewed by Employer’s Board of Directors or Compensation Committee and may be subject to an upward adjustment or no adjustment in their sole discretion.

5.2.    Bonus Compensation.    Employee shall be eligible to receive a bonus based upon goals and objectives set by Employer’s Board of Directors or Compensation Committee.

5.3    Stock Options.    Employee will be eligible to receive grants of options to purchase Employer’s Common Stock. The terms of those options, including the vesting schedule, will be determined by the Board of Directors (or Compensation Committee) in its sole discretion and set forth in the agreements evidencing the options.

5.4    Expense Reimbursement.    Employer shall reimburse Employee for reasonable and necessary business and entertainment expenses incurred by Employee in connection with the performance of Employee’s duties. In the event that any federal, state or local government taxing agency or authority determines to disallow any such expenses which are reimbursed to Employee, Employee agrees upon Employer’s request, to repay Employer any such disallowed expenses.

5.5    Vacation.    Employee shall be entitled to three (3) weeks vacation time each year without loss of compensation. Employee may be absent from his employment only at such times as Employer shall determine from time to time. Employee’s vacation shall be governed by Employer’s usual policies applicable to all employees.

5.6    Insurance Benefits.    Employee shall be eligible to participate in all insurance and other benefits made available by Employer to all of its employees under its group plans. In addition to the extent Employee is insurable and the annual premium does not exceed Five Thousand Dollars ($5,000), Employer will purchase a life insurance policy on Employee’s life with a death benefit of not less than One Million Dollars ($1,000,000). Employee shall have the right to name the beneficiary of the life insurance policy. Employer’s liability under this section 5.6 shall be limited to payment of the policy premium. In the event Employer does not obtain the insurance for any reason, other than the non-payment of a required premium (as long as such premium is not more than $5,000 per year), Employer shall have no liability to Employee under this section 5.6.

5.7    Tax Withholding.    Employer shall have the right to deduct from the compensation due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation of Employee.

6.    Expiration and Termination.    This Agreement will expire at the conclusion of its Term and may be terminated earlier in the following events or in accordance with Section 17:

6.1    Termination for Cause.    Upon notice to Employee, Employer may terminate this Agreement effective immediately for material breach by Employee of the terms hereof or for Cause as defined in this section 6.1. “Cause” shall mean only: (1) Employee’s failure or inability to comply with a lawful instruction of the Board of Directors; or (2) Employee’s act or acts of personal dishonesty that are intended to result in personal enrichment of Employee at the expense of the Employer; or (3) Employee’s conviction of any felony or any crime involving an act of moral turpitude. In such event, Employee shall not be entitled to any severance, or any proration of any bonus calculated under section 5.2 on account of any part year.

6.2    Termination by Employer Without Cause.    Employer may terminate this Agreement without cause any time upon thirty (30) days’ written notice. If Employer terminates Employee without cause at any time during the Initial Term, Employee will be entitled to his Salary for the remainder of the Initial Term and for a period of six months after the expiration of the Initial Term. If Employer terminates Employee without cause at any time after the expiration of the Initial Term, Employee will be entitled to his Salary through the effective date of his termination and for a period of six months thereafter.

6.3    Termination by Employee Without Cause.    Employee may terminate this Agreement without cause upon thirty (30) days’ written notice to Employer. In such event, at Employer’s request, Employee shall continue to render his services up to the effective date of his termination. In the event of a termination under this section 6.3, Employee shall be entitled to his Salary through the effective date of his termination.

6.4    Termination upon Replacement CEO.    Employee and Employer acknowledge and agree that after the Effective Time, both will search for a full-time Chief Executive Officer to replace Employee. Upon the finding of such a replacement, Employee shall resign his employment hereunder, which shall be deemed to be a termination without Cause by Employer hereunder.

7.    First Offer.    Employee acknowledges and agrees that a material inducement to Employer to enter into the Merger Agreement and this Agreement and to consummate the transactions contemplated by the Merger Agreement is the Employee’s expertise in, knowledge of and ability to identify acquisition candidates within, the biotech, pharmaceutical and health care industries. Accordingly, Employee agrees that Employee will provide the Board of Directors with the first opportunity to conduct or take action with respect to any acquisition opportunity or any other potential transaction identified by Employee within the biotech, pharmaceutical or health care industries and that is within the scope of the business plan adopted by the Board of Directors to Employer’s Board of Directors. Employee’s obligations under this Section 7 shall commence at the Effective Time and shall continue until for the longer of (i) the first annual anniversary of the Effective Time or (ii) the period during which Employee is entitled to payments under Sections 6.1, 6.2, 6.3 or 6.4.

8.    Confidentiality.    During the Term of this Agreement and for a period of five years thereafter, Employee shall hold and keep secret and confidential all Trade Secrets and other confidential or proprietary information of Employer and shall use such information only in the course of performing Employee’s duties hereunder; provided, however, that with respect to “trade secrets” (as defined under applicable law), Employee shall hold and keep secret and confidential such “trade secrets” for so long as they remain “trade secrets” under applicable law. Employee shall maintain in trust all such Trade Secret or other confidential or proprietary information, as Employer’s property, including, but not limited to, all documents concerning Employer’s business, including Employee’s work papers, telephone directories, customer information and notes, and any and all copies thereof in Employee’s possession or under Employee’s control. Upon expiration or earlier termination of Employee’s employment with Employer, for any reason, or upon request by Employer, Employee shall deliver to Employer all such documents belonging to Employer, including any and all copies in Employee’s possession or under Employee’s control.

9.    Equitable Remedies; Injunctive Relief.    Employee hereby acknowledges and agrees that monetary damages are inadequate to fully compensate Employer for the damages that would result from a breach or threatened breach of Sections 7 or 8 of this Agreement and, accordingly, that Employer shall be entitled to equitable remedies, including, without limitation, specific performance, temporary restraining orders, and preliminary injunctions and permanent injunctions, to enforce such Sections without the necessity of proving actual damages in connection therewith. This provision shall not, however, diminish Employer’s right to claim and recover damages or enforce any other of its legal or equitable rights or defenses.

10. Severable Provisions. The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

11. Binding Agreement. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns and Employee and his heirs and representatives. Neither party may assign this Agreement without the prior written consent of the other party.

12. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein. This Agreement supersedes any and all prior agreements, written or oral, between Employee and Employer relating to the subject matter hereof. Any such prior agreements are hereby terminated and of no further effect and Employee, by the execution hereof, agrees that any compensation provided for under any such prior agreements is specifically superseded and replaced by the provision of this Agreement. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto and unless such writing is made by an executive officer of Employer (other than Employee). The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.

13. Governing Law. This Agreement is and shall be governed and construed in accordance with the laws of the State of California without giving effect to California’s choice of law rules.

14. Notice. All notices and other communications under this Agreement shall be in writing and mailed, telecopied or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

If to Employer:
CytRx Corporation
154 Technology Parkway
Norcross, Georgia 30092
Facsimile: (770) 448-3357
Attention: President

With a copy to:

Facsimile:

If to Employee:

Steve Kriegsman

15. Attorneys’ Fees. In the event that any party shall bring any lawsuit, arbitration or proceeding in connection with the performance, breach or interpretation hereof, then the prevailing party in such action shall be entitled to recover from the losing party in such action, all reasonable costs and expenses, including reasonable attorneys’ fees, court costs, costs of investigation and other costs reasonably related to such proceeding.

16. Arbitration. The parties agree if any controversy or claim shall arise out of this Agreement or the breach hereof (other than claims (1) for equitable relief, including specific performance, injunctive relief or temporary restraining orders or (2) enforcing this Section 16 or an arbitration award granted in accordance herewith), and either party shall request that the matter be settled by arbitration the matter shall be settled exclusively by final and binding arbitration before JAMS (or its successor pursuant to the United States Arbitration Act, 9 U.S.C. Section 1 et seq.) in accordance with the provisions of JAMS’ Streamlined Arbitration Rules and Procedures in effect at such time, by a single arbitrator, if the parties shall agree upon one, or by one arbitrator appointee by each party and a third arbitrator appointed by the other arbitrators. In case of any failure of a party to make an appointment referred to above within two (2) weeks after written notice of controversy, such appointment shall be made by JAMS. All arbitration proceedings shall be held in the City of Los Angeles, and each party agrees to comply in all respects with any award made in such proceeding and to the entry of a judgment in any jurisdiction upon any award rendered in such proceeding. All costs and expenses of arbitration (including costs of preparation therefor and reasonable attorneys’ fees incurred in connection therewith) of the party prevailing in such arbitration shall be borne by the losing party to such arbitration, unless otherwise directed by the arbitrators.

17. Death or Disability. In the event of Employee’s death during his employment with Employer, Employer’s obligations under this Agreement shall automatically terminate; provided, however, that within fifteen (15) days thereafter Employer shall pay to the Employee’s heirs or personal representatives Employee’s accrued but unpaid Salary, bonus and vacation, and his remaining unvested Options shall vest. In the event of Employee’s total disability (defined as the complete inability to perform his duties hereunder) for any period of at least three (3) consecutive months, Employer shall have the right, which may be exercised at its sole discretion, to terminate Employee. Employer shall have no obligation to Employee (or his heirs or personal representatives) upon Employee’s termination under this Section 17, other than for unpaid Salary accrued prior to the effective date of his termination.

18. Survival. In the event this Agreement expires after its term or is terminated, the provisions of sections 5.7 and 7 through 18 shall survive.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

“EMPLOYER”

CYTRX CORPORATION
a Delaware corporation

/s/ H. MCDADE, JR. By:
Name: H. McDade, Jr.
Title: Chairman of Compensation Committee

“EMPLOYEE”

/s/ STEVEN A. KRIEGSMAN
Steven A. Kriegsman